Exhibit 99.1

NEWS RELEASE

Nabors Appoints Anthony Chase as a Director

HAMILTON, Bermuda, February 25, 2019 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) today announced that it has expanded its Board to seven members and appointed Anthony R. (“Tony”) Chase to fill the vacancy. Mr. Chase is the Chairman and Chief Executive Officer of ChaseSource, L.P., a Houston-based staffing and real estate development firm. He was a founder of mobile phone provider Cricket Wireless and ChaseCom, L.P., a global customer relationship management and staffing services company, until its sale to AT&T Inc. in 2007. Mr. Chase has served as a director of both Anadarko Petroleum Corporation and Paragon Offshore plc since 2014.

Mr. Chase is a tenured Professor of Law at the University of Houston Law Center, where he began teaching in 1990. He has published numerous law review articles during his tenure. Mr. Chase is on the board of directors of the Texas Medical Center, M. D. Anderson Board of Visitors, and the Greater Houston Partnership serving as its chairman during 2012. He is also a Trustee of the Houston Endowment, and serves on the board of trustees for St. John’s School and KIPP Schools. Mr. Chase graduated with honors from Harvard College and subsequently earned M.B.A. and J.D. degrees from Harvard Business School and Harvard Law School, respectively. He is an Eagle Scout.

Anthony Petrello, Nabors’ Chairman, CEO and President, commented, “We are very pleased to have Tony join the Nabors Board of Directors. His appointment reflects our continued commitment to adding highly qualified, independent directors with strong backgrounds and relevant experience. Tony brings a wealth of experience and talent that can only benefit Nabors and our shareholders.”

About Nabors

Nabors (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com